Exhibit 2.1

ASSUMPTION AND RATIFICATION OF ORAL
AMENDMENTS TO SHARE EXCHANGE AGREEMENT

This ASSUMPTION AND RATIFICATION OF ORAL AMENDMENTS  TO SHARE EXCHANGE AGREEMENT (this “Agreement”) dated as of the __30th___ of January, 2012 is made and entered into by and among Skyview Holdings, Corp, a Delaware Corporation (“Skyview”) and Vision Technologies, Inc., a Delaware Corporation (“Vision”).

RECITALS:

WHEREAS, Skyview and Vision entered into a Share Exchange Agreement on December 14, 2010.

WHEREAS, according to the terms and conditions of the Share Exchange Agreement, Vision was to reorganize into a public company through a reverse merger and reorganization with Skyview.

WHEREAS, the 100% shareholder in Skyview, Tony Frudakis, was to receive 2.55 million shares of the surviving corporate entity upon the completion of the reverse merger and reorganization involving Skyview and Vision.

WHEREAS, on or around June 2011, authorized representatives of Vision and Skyview orally modified the December 14, 2010 Share Exchange Agreement.

WHEREAS, the authorized representatives of Vision and Skyview opted against becoming a publically trade company via a reverse merger and reorganization between Vision and Skyview.

WHEREAS, Tony Frudakis was awarded 2.55 million shares of Vision, by Vision, in connection with Tony Frudakis’s continued monetary support of Vision.

WHEREAS, Vision issued the foregoing shares to Tony Frudakis on September 2, 2011.  A true and correct copy of the Stock Certificate is attached hereto as (“Exhibit A”).

WHEREAS, Vision and Skyview wish to ratify and assume their June 2011 oral amendments to the December 14, 2010 share exchange agreement.

NOW, THEREFORE, with the intent to be bound by law, the parties hereto agree as follows:

1.  The Parties to this Agreement no longer wish to proceed with a reverse merger and reorganization that would reorganize Vision as a public company.

2.  The December 14, 2010 share exchange agreement between Skyview and Vision is amended as of the September 2, 2011 issuance of 2.55 million shares of Vision Stock to Tony Frudakis.

3.  The Amendment addressed above, as per the wishes of the Parties to this agreement, is the cancellation of the December 14, 2010 share exchange agreement.

4.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA AND THE LAWS OF THE UNITED STATES OF AMERICA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

5.  THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the foregoing date.